Exhibit 99.1

International Headquarters
One Enterprise Aliso Viejo. CA 92656
949.461.6000    FAX   949.461.6636
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
VALEANT PHARMACEUTICALS COMPLETES ACQUISITION
OF DOW PHARMACEUTICAL SCIENCES, INC.
          ALISO VIEJO, Calif., January 2, 2009 — Valeant Pharmaceuticals International (NYSE:VRX) today announced that effective December 31, 2008, the company completed its acquisition of Dow Pharmaceutical Sciences, Inc., a privately held dermatology company that specializes in the development of topical products on a proprietary basis, as well as for pharmaceutical and biotechnology companies.
About Valeant
          Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
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